Exhibit 99.1

ANHEART THERAPEUTICS LTD.

(Incorporated in the Cayman Islands with limited liability)

Report and Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

INDEPENDENT AUDITOR’S REPORT

TO THE BOARD OF DIRECTORS OF ANHEART THERAPEUTICS LTD.:

Opinion

We have audited the consolidated financial statements of AnHeart Therapeutics Ltd. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ deficit and cash flows for the two years in the period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

INDEPENDENT AUDITOR’S REPORT

TO THE BOARD OF DIRECTORS OF ANHEART THERAPEUTICS LTD.:

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Hangzhou, the People’s Republic of China

March 28, 2024

ANHEART THERAPEUTICS LTD.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

	December 31, 2023	December 31, 2022
	US$	US$
Assets
Current assets:
Cash and cash equivalents	36,026	30,780
Marketable securities	—	4,307
Accounts receivable, net of allowance for credit loss of nil as of December 31, 2023 and 2022	3,472	1,721
Prepaid expenses and other current assets	1,943	1,826

Total current assets	41,441	38,634
Property and equipment, net	206	291
Operating lease right-of-use assets	457	804

TOTAL ASSETS	42,104	39,729

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	8,778	7,625
Operating lease liability, current portion	420	532
Contract liabilities, current portion	11,748	8,723
Short-term borrowings	11,358	9,189
Accrued expenses and other current liabilities	4,981	2,717

Total current liabilities	37,285	28,786
Warrant liabilities	203	278
Long-term borrowings	326	383
Contract liabilities, net of current portion	11,160	2,425
Operating lease liability, net of current portion	35	280

TOTAL LIABILITIES	49,009	32,152

Commitments and contingencies (Note 11)
Mezzanine equity:
Series A convertible redeemable preferred shares, $.0001 par value; 12,000,000 shares authorized, issued and outstanding as of December 31, 2023 and 2022	61,242	56,706
Series A+ convertible redeemable preferred shares, $.0001 par value; 10,784,344 shares authorized, issued and outstanding as of December 31, 2023 and 2022	49,113	45,475
Series A-2 convertible redeemable preferred shares, $.0001 par value; 2,704,012 shares authorized, issued and outstanding as of December 31, 2023 and 2022	12,141	11,242
Series B convertible redeemable preferred shares, $.0001 par value; 17,259,714 shares authorized, issued and outstanding as of December 31, 2023 and 2022	72,387	67,025

TOTAL MEZZANINE EQUITY	194,883	180,448

Shareholders’ deficit:
Ordinary shares, $.0001 par value; 6,400,000 shares authorized, issued and outstanding as of December 31, 2023 and 2022	1	1
Additional paid-in capital	—	—
Accumulated other comprehensive income	853	594
Accumulated deficit	(202,642)	(173,466)

TOTAL SHAREHOLDERS’ DEFICIT	(201,788)	(172,871)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	42,104	39,729

The accompanying notes are an integral part of these consolidated financial statements.

ANHEART THERAPEUTICS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

	Years Ended December 31,
	2023	2022
	US$	US$
Revenue	47,313	10,211
Cost of revenue	9,851	9,022

Gross profit	37,462	1,189

Operating expenses:
Research and development	43,882	36,591
Selling, general and administrative	10,389	6,708

Total operating expenses	54,271	43,299

Loss from operations	(16,809)	(42,110)

Other income (expense), net:
Government subsidy income	1,103	966
Foreign exchange loss	(426)	(436)
Interest income	426	406
Interest expense	(543)	(428)
Other expenses	(111)	—
Change in fair value of warrant liabilities	28	13

Total other income, net	477	521

Loss before provision for income taxes	(16,332)	(41,589)
Income tax expense	(325)	(10)

Net loss	(16,657)	(41,599)
Accretion of convertible redeemable preferred shares to redemption value	(14,435)	(13,368)
Net loss attributable to ordinary shareholders of the Company	(31,092)	(54,967)

Net loss	(16,657)	(41,599)
Other comprehensive income:
Exchange difference arising on translation of foreign operations	259	27

Total comprehensive loss attributable to the Company	(16,398)	(41,572)
Accretion of convertible redeemable preferred shares to redemption value	(14,435)	(13,368)

Total comprehensive loss attributable to ordinary shareholders of the Company	(30,833)	(54,940)

The accompanying notes are an integral part of these consolidated financial statements.

ANHEART THERAPEUTICS LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

	Ordinary shares		Additional Paid-in Capital	Accumulated other comprehensive income	Accumulated deficit	Total Shareholders’ Deficit
	Issued and Outstanding Shares	Amount
		US$	US$	US$	US$	US$
Balances at December 31, 2021	6,400,000	1	—	567	(119,807)	(119,239)
Share-based compensation	—	—	1,308	—	—	1,308
Foreign currency translation gain	—	—	—	27	—	27
Accretion of convertible redeemable preferred shares to redemption value	—	—	(1,308)	—	(12,060)	(13,368)
Net loss	—	—	—	—	(41,599)	(41,599)

Balances at December 31, 2022	6,400,000	1	—	594	(173,466)	(172,871)
Share-based compensation	—	—	1,916	—	—	1,916
Foreign currency translation gain	—	—	—	259	—	259
Accretion of convertible redeemable preferred shares to redemption value	—	—	(1,916)	—	(12,519)	(14,435)
Net loss	—	—	—	—	(16,657)	(16,657)

Balances at December 31, 2023	6,400,000	1	—	853	(202,642)	(201,788)

The accompanying notes are an integral part of these consolidated financial statements.

ANHEART THERAPEUTICS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(Amounts in thousands of U.S. Dollar (“US$”)

	Years Ended December 31,
	2023	2022
	US$	US$
Cash Flows from Operating Activities:
Net loss	(16,657)	(41,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	185	136
Share-based compensation	1,916	1,308
Noncash lease expense	621	514
Change in fair value of warrant liabilities	(28)	(13)
Amortization of borrowing discount of SSVB Loan	46	147
Unrealized foreign currency transaction loss	426	436
Changes in operating assets and liabilities:
Accounts receivable	(1,751)	612
Prepaid expenses and other current assets	(117)	(916)
Accounts payable	1,153	6,844
Accrued expenses and other current liabilities	2,264	38
Contract liabilities	11,760	(4,129)
Operating lease liabilities	(629)	(532)

Net cash used in operating activities	(811)	(37,154)

Cash Flows from Investing Activities:
Cash paid for marketable securities	(19,505)	(36,128)
Maturities of marketable securities	23,571	31,908
Purchases of property and equipment	(105)	(151)
Proceed from disposal of property and equipment	1	36

Net cash provided by (used in) investing activities	3,962	(4,335)

Cash Flows from Financing Activities:
Proceeds from borrowings	14,147	10,179
Payments on borrowings	(11,963)	(5,520)
Payment of issuance costs of convertible redeemable preferred shares	—	(34)

Net cash provided by financing activities	2,184	4,625

Net Increase (Decrease) in Cash and Cash Equivalents	5,335	(36,864)
Cash, cash equivalents, and restricted cash at beginning of year	30,780	68,486
Effect of foreign exchange rate changes on cash	(89)	(842)

Cash, cash equivalents, and restricted cash at end of year	36,026	30,780

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	490	291
Cash paid for income taxes	3	10
Cash paid for amounts included in the measurement of operating lease liabilities	680	580
Right-of-use-assets obtained in exchange for new operating lease liabilities	297	330
Accretion of convertible redeemable preferred shares to redemption value	14,435	13,368
Issue of warrants in connection with the SSVB loan (Note 7)	—	134

The accompanying notes are an integral part of these consolidated financial statements.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

1.	Organization and principal activities

Anheart Therapeutics Ltd., (“Anheart” or “Cayman Co”) and its subsidiaries (collectively referred to as “the Company”) are principally engaged in acquiring, developing, and commercializing innovative pharmaceutical products as novel precision oncology therapies. For the years ended December 31, 2023 and 2022, its primary operations were conducted in the United States and China.

As of December 31, 2023, the Company’s principal subsidiaries are as follows:

Name of the entity	Date of incorporation or date of acquisition	Place of incorporation	Percentage of direct or indirect economic ownership	Principle activities
AnHeart Therapeutics Inc. (“AnHeart US”)	December 11, 2017	Delaware, USA	100%	Development and commercialization of innovative medicines
AnBio Therapeutics (HK) Ltd. (“AnHeart HK”)	May 28, 2021	Hong Kong, China	100%	Investment holding company
AnHeart Therapeutics (Hangzhou) Co., Ltd. (“AnHeart HZ”)	November 27, 2018	Hangzhou, China	100%	Development and commercialization of innovative medicines
Baoquan Biomedical Technology (Shanghai) Co. Ltd.	February 8, 2021	Shanghai, China	100%	Development and commercialization of innovative medicines
NanGene Biomedical Co. Ltd. (“NanGene”)	April 15, 2022	Nanjing, China	100%	Development and commercialization of innovative medicines

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles generally accepted in the United States. All intercompany transactions and balances have been eliminated.

Liquidity and Going Concern

The Company has been incurring losses from operations since its inception, with net loss of $16,657 and $41,599 for the years ended December 31, 2023 and 2022, respectively. Accumulated deficit amounted to $202,642 as of December 31, 2023. Net cash used in operating activities was approximately $811 and $37,154 for the years ended December 31, 2023 and 2022, respectively. The Company has historically financed its operations primarily from the issuances of the Convertible Redeemable Preferred Shares (“CRPS”), proceeds from borrowings and cash received from collaboration and license Agreement with customers. Management expects operating losses and negative cash flows from operations to continue for the foreseeable future.

The Company has cash and cash equivalents available on hand of $36.0 million and net current assets of $4.2 million as of December 31, 2023. In addition, on March 25, 2024, the Company has entered into a definitive agreement with a third party to acquire the Company in an all-stock transaction (see Note 15). The Company together with the third party (the “combined company”) will continue to focus on executing the development strategy for pipelines. The Company believes it appropriate that the consolidated financial statements are prepared on going concern basis.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Use of Estimates

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to accrued research and development expenses; valuation of share-based compensation arrangements; the fair value of convertible redeemable preferred shares; the fair value of the warrant liabilities; identifying separate accounting units and the standalone selling price of each performance obligation in the Company’s revenue arrangements; the incremental borrowing rate for determining lease liabilities and right-of-use assets and valuation allowance for deferred tax assets.

The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it has concluded to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ materially from those estimates or assumptions.

Functional Currency and Foreign Currency Translations

The Company’s reporting currency is the USD. The functional currency of the Company’s subsidiaries incorporated in PRC is RMB. The functional currency of the Company and its subsidiaries incorporated outside the PRC is USD.

Transactions denominated in currencies other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are re-measured at the balance sheet date exchange rate. The resulting exchange differences are included in the net loss of the statements of operations and comprehensive loss.

Assets and liabilities of the Company with functional currency other than US$ are translated into US$ at fiscal year-end exchange rates. Equity amounts are translated at historical exchange rates. Income and expense items are translated at average exchange rates during the fiscal year. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash in readily available checking and money market accounts. Cash equivalents are reflected at fair value based on quoted market prices as further described in Note 3.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2—Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3—Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Property and Equipment

Property and equipment are tangible assets that are held for use in production or supply of services, or for administrative purpose are stated in the consolidated statements of financial position at cost less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.

Leasehold improvements in the course of construction for administrative purposes are carried at cost, less any recognized impairment loss. Costs include any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management and, for qualifying assets, borrowing costs capitalized in accordance with the Company’s accounting policy. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Depreciation is recognized so as to write off the cost of items of property and equipment less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

The above items of property and equipment are depreciated on a straight-line basis over the following estimated useful lives after taking into account the following residual values:

	Useful lives	Estimated residual value
Electronic equipment	3 years	5%
Furniture and Fixtures	3 years	5%
Leasehold Improvements	Shorter of the lease term or 5 years	0%

Impairment of Long-lived Assets

As required under the applicable accounting guidance, the Company periodically reevaluates the original assumptions and rationale used in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss equal to the difference between the carrying amount and fair value of these assets. There were no impairments for the years ended December 31, 2023 and 2022.

Leases

The Company leases office premises in United States and China under operating leases and accounts for its leases under ASC 842. The Company determines whether an arrangement constitutes a lease and records lease liabilities and operating lease right-of-use (“ROU”) assets on its consolidated balance sheet at the lease commencement. The lease terms of leases vary from more than one year to five years. The Company’s lease agreements do not contain any significant residual value guarantees or restricted covenants. The Company measures the operating lease liabilities at the commencement date based on the present value of remaining lease payments over the lease term, which is computed using the Company’s incremental borrowing rate, an estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the lease term. The Company measures the operating lease ROU assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing operating lease expenses based on lease payments on a straight-line basis over the lease term when the lessor makes the underlying asset available to the Company. Some of the Company’s lease contracts include options to extend the leases for an additional period which has to be agreed with the lessors based on mutual negotiation. After considering the factors that create an economic incentive, the Company does not include renewal option periods in the lease term for which it is not reasonably certain to exercise.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Revenue Recognition

The Company applies ASC, Topic 606, Revenue from Contracts with Customers (ASC 606) to account for its revenue transactions.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer.

Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations it must deliver and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to each performance obligation when that performance obligation is satisfied or as it is satisfied.

Accounts receivable represent amounts invoiced and revenues recognized prior to invoicing when the Company has satisfied its performance obligation and has the unconditional right to payment.

Collaborative Arrangement

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606. This update clarifies that certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer and precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue from contracts with customers if the counterparty is not a customer for that transaction. The Company adopted this standard for all periods presented.

At contract inception of agreements with collaboration elements, the Company analyses the agreements to assess whether they are within the scope of ASC 808 Collaborative arrangements (“ASC 808”) to determine whether such agreements involve joint operating activities performed by parties that are both (a) active participants in the activities and (b) exposed to significant risks and rewards dependent on the commercial success of such activities.

The Company enters into collaborative arrangements for the research and development, manufacture and/or commercialization of drug products and drug candidates. The Company assesses and determines that none of the collaboration agreements entered into during the periods presented were within the scope of ASC808, as all of the agreements did not involve active participation by both parties in a joint research activity, therefore not qualify as collaborative arrangements under ASC 808.

The Company has determined that all the elements of the above collaborations are reflective of a vendor-customer relationship and therefore within the scope of ASC 606. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements, the Company performs the five-step model under ASC 606 noted above. The Company recognizes revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services.

The Company’s collaborative arrangements may contain more than one unit of account, or performance obligation, including grants of licenses to intellectual property rights, agreements to provide research and development services and other deliverables. The collaborative arrangements do not include a right of return for any deliverable. As part of the accounting for these arrangements, the Company must develop assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in the contract. In developing the stand-alone selling price for a performance obligation, the Company considers competitor pricing for a similar or identical product, market awareness of and perception of the product, expected product life and current market trends. In general, the consideration allocated to each performance obligation is recognized when the respective obligation is satisfied either by delivering a good or providing a service, limited to the consideration that is not constrained. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as contract liabilities.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Collaborative Arrangement - continued

Licenses of intellectual property: If a license to the Company’s intellectual property is determined to be distinct from the other promises or performance obligations identified in the contract, the Company recognizes revenue from the portion of the transaction price allocated to the license at a point in time, when the license is transferred to the customer and the customer is able to benefit from the license.

Research and development services: The portion of a transaction price allocated to research and development services performance obligations is deferred and recognized as revenue over time as delivery or performance of such services occurs based on the use of an input method.

Customer options: A customer’s right to choose, at its discretion, to make a payment for additional goods or services is generally considered an option. If the Company is not presently obligated to provide and does not have a right to consideration for delivering additional goods or services, the item is considered an option. The Company evaluates the customer options for material rights, such as the ability to acquire additional goods or services for free or a discount. Optional future services that reflect their standalone selling prices do not provide the customer with a material right and, therefore, are not considered performance obligations and are accounted for as separate contracts. The optional future services do not include a material right to be accounted for as performance obligations.

Milestones payments: The Company’s collaboration agreement includes development and regulatory milestones. The Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. At the end of each reporting period, the Company re-evaluates the probability of achievement of such milestones and any related constraint, and if necessary, adjusts the estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenue and net loss in the period of adjustment.

Royalties: For sales-based royalties, including milestone payments based on the level of sales, the Company determines whether the sole or predominant item to which the royalties relate is a license. When the license is the sole or predominant item to which the sales-based royalty relates, the Company recognizes revenue at the later of: (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any sales-based royalty revenue resulting from the Company’s collaboration agreement.

The Company receives payments from its customers based on billing terms established in the contract. Up-front payments and fees are recorded as contract liabilities (e.g., deferred revenue) upon receipt or when due until the Company performs its obligations under the arrangement.

In the event of an early termination of a collaboration agreement, any contract liabilities would be recognized in the period in which all our obligations under the agreement have been fulfilled.

For a complete discussion of accounting for revenue, see Note 6, “Collaboration and License Agreements.”

Costs to Fulfill a Contract with a Customer

The compensation paid to obtain contracts were immaterial, therefore, the Company has not capitalized any costs for the years ended December 31, 2023 and 2022.

The Company is required to capitalize costs incurred to fulfill customer contracts. These costs are required to be amortized to expense on a systemic basis that is consistent with the transfer to the customer of the goods or services to which the asset relates, compared to previously being expensed as incurred. Elements of the costs primarily include (i) payroll and other related costs of personnel related directly to the contract activities; (ii) costs related to pre-clinical testing and clinical trials such as payments to contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”), investigators, and clinical trial sites that conduct the contract activities; (iv) costs to develop the product candidates, including raw materials and supplies, product testing, depreciation, and facility-related expenses; and (v) other research and development costs.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of the costs associated with general management, professional fees for auditing, consulting and legal services, market research expenses and general overhead expenses.

Research and Development Expenses

Elements of research and development expenses primarily include (i) payroll and other related costs of personnel engaged in research and development activities; (ii) in-licensed patent costs of exclusive development rights of products granted to the Company; (iii) costs related to pre-clinical testing of the Company’s technologies under development and clinical trials such as payments to CROs and CMOs, investigators, and clinical trial sites that conduct our clinical studies; (iv) costs to develop the product candidates, including raw materials and supplies, product testing, depreciation, and facility-related expenses; and (v) other research and development expenses. Research and development expenses are charged to expense as incurred and have no alternative future uses.

The Company has acquired rights to develop and commercialize product candidates. Upfront payments that relate to the acquisition of a new product compound, as well as pre-commercial milestone payments, are immediately expensed as acquired in-process research and development (“IPR&D”) in the period in which they are incurred, provided that the new product compound did not also include processes or activities that would constitute a “business” as defined under U.S. GAAP, and the product candidate has not achieved regulatory approval for marketing and, absent obtaining such approval, has no established alternative future use. Milestone payments made to third parties subsequent to regulatory approval which meet the capitalization criteria would be capitalized as intangible assets and amortized over the estimated remaining useful life of the related product. If the conditions enabling capitalization of development costs as an asset have not yet been met, all development expenditures are recognized in profit or loss when incurred.

Convertible redeemable preferred Shares

The Company has classified its convertible redeemable preferred shares as temporary equity in the accompanying consolidated balance sheets due to terms that allow for redemption of the shares upon the occurrence of a contingent event that is not solely within the Company’s control. The Company recorded the initial carrying amount of the convertible redeemable preferred shares with its issuance price, which approximated the issuance date fair value, after the reduction of the issuance cost. The Company uses interest method to accrete the carrying value of the preferred shares to their maximum redemption price as if redemption were to occur at the end of the reporting period. The change in redemption value is recorded as deemed dividend, and charged against retained earnings, or in the absence of retained earnings, against additional paid-in capital (“APIC”). Once APIC has been exhausted, additional charges are recorded by increasing the accumulated deficit.

Government subsidy income

Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. For certain government subsidies, there are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. The Company records government subsidies as non-operating other income when received from the local government authority, because the government subsidies are not subject to further performance obligations or future returns.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Share-Based Compensation

The Company accounts for all share-based awards granted to employees and non-employees as share-based compensation expenses at fair value. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the fair value of the Company’s ordinary shares on the date of grant, the expected share price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the shares. As the Company is a privately held company, there is no historical data from which to base a calculation of expected volatility. The Company relies upon other information such as the historical, expected, or implied volatility of similar companies whose shares or option prices are publicly available. The annual risk-free rate will be determined by using the nominal treasury constant maturity rate published on the Federal Reserve website as of the date of grant. The Company will select a rate (or blend of rates) with an appropriate term based on the expected term. The Company has not paid, and does not anticipate paying, cash dividends on its ordinary share therefore, the expected dividend yield is assumed to be zero.

The Company classifies its stock option awards as equity and measures its awards at their grant date fair value and recognizes the compensation expense over the requisite service period for employees and non-employees. The service period will be from the grant date through the vesting end date. The Company elects to recognize forfeitures when they occur.

Share-based compensation is classified in the Company’s statements of operations and comprehensive loss based on the function to which the related services are provided. Any consideration paid by employees on exercising stock options and the corresponding portion previously credited to additional paid-in capital are credited to share capital.

See Note 9 for a summary of the share-based award activity under the Company’s share-based compensation plan.

Income Taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating losses and tax credits carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Company records liabilities related to uncertain tax positions when, despite the Company’s belief that the Company’s tax return positions are supportable, the Company believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. The Company did not recognize any uncertain tax positions as of December 31, 2023 and 2022.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive loss is reported in the consolidated statement of operations and comprehensive loss. Accumulated other comprehensive income (loss) of the Company includes foreign currency translation adjustments related to the Company and its subsidiaries whose functional currency is not US$.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

2.	Summary of Significant Accounting Policies - continued

Concentration of risks

Concentration of credit risk

Assets that potentially subject the Company to significant concentrations of credit risk primarily consist of cash and cash equivalents, marketable securities, account receivables and other receivables. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates. All of the Company’s cash and cash equivalents and marketable securities are held with financial institutions that Company management believes to be high credit quality. Prepaid expenses and other current assets mainly consists of deposits of rent, and prepaid expenses, which can be applied for deduction of future payments for expenses. The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.

Concentration of customers and suppliers

Substantially all revenues were derived from customers located in China, Japan and Korea. For the year ended December 31, 2023, the revenues derived from customers located in China, Japan and Korea were $10,826, $34,329 and $2,158, respectively. For the year ended December 31, 2022, the revenues derived from customers located in China and Korea were $9,069 and $1,142, respectively.

Below customers represent more than 10% of the Company’s net revenue for the years ended December 31, 2023 and 2022.

	Years Ended December 31,
	2023	2022
Customer A	72.56%	—
Customer B	22.88%	88.82%
Customer C	*	11.18%

Below customers represent more than 10% of the Company’s balances of accounts receivable as of December 31, 2023 and 2022.

	As of December 31,
	2023	2022
Customer C	100.00%	100.00%

Below suppliers represent more than 10% of the Company’s total purchases for the years ended December 31, 2023 and 2022.

	Years Ended December 31,
	2023	2022
Supplier A	20.37%	11.90%
Supplier B	10.06%	13.10%

*	represents the percentage less than 10%.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This update requires that public entities on an annual basis, (1) in the rate reconciliation, disclose specific categories and provide additional information for reconciling items that meet a quantitative threshold; (2) about income taxes paid, disclose the amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes and by individual jurisdiction in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received); and (3) disclose income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and income tax expense (or benefit) disaggregated by federal, state, and foreign. This update is effective for the Company in 2026. Early adoption is permitted. This guidance should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact on its financial statements of adopting this guidance.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

3.	Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are regularly measured and carried at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value, which is described further within Note 2.

Financial assets and liabilities measured at fair value on a recurring basis are summarized as follows (in thousands):

	Fair value measurements as of December 31, 2023
	Level 1	Level 2	Level 3	Total
	US$	US$	US$	US$
Liabilities
Warrant liabilities	—	—	203	203

Total	—	—	203	203

	Fair value measurements as of December 31, 2022
	Level 1	Level 2	Level 3	Total
	US$	US$	US$	US$
Assets
Marketable securities	—	4,307	—	4,307

Total	—	4,307	—	4,307

Liabilities
Warrant liabilities	—	—	278	278

Total	—	—	278	278

Marketable securities consisted of structured deposits with commercial banks in the PRC due within 3 months with secured principal and variable interest rates indexed mainly to price of gold and are restricted as to withdrawal before maturity. In accordance with ASC 820, Fair Value Measurement, the Company elected the fair value option at the date of initial recognition to measure structured deposits at fair value on a recurring basis with changes in the fair value are recorded as interest income in the consolidated statements of operations and comprehensive loss. The fair values of these marketable securities as of December 31, 2022 were determined to be $4,307. The marketable securities were redeemed in 2023.

The Company utilized the Black-Scholes model to estimate the fair value of warrant liabilities at each reporting date. The application of the Black-Scholes model utilizes significant unobservable inputs and assumptions, including volatility. The Company measured expected volatility based on several inputs, including considering a peer group of publicly traded companies. As a result of the unobservable inputs used, the fair value measurement of these warrants reflected a Level 3 measurement within the fair value measurement hierarchy. The expected volatilities applied were 69.54% and 66.96% for the years ended December 31, 2023 and 2022, respectively.

In addition, there were no changes in valuation techniques or transfers between Level 1 and Level 2 or out of Level 3 during the years ended December 31, 2023 and 2022. The Company did not have any non-recurring fair value measurements on any assets or liabilities during the years ended December 31, 2023 and 2022.

The following table summarizes the activity for the Company’s Level 3 liabilities measured at fair value on a recurring basis:

US$
Balance as of December 31, 2021	177
Issuance of warrants	134
Changes in fair value	(13)
Foreign exchange difference	(20)

Balance as of December 31, 2022	278

Number adjustment of warrants	(46)
Changes in fair value	(28)
Foreign exchange difference	(1)

Balance as of December 31, 2023	203

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

3.	Fair Value Measurements - continued

As of December 31, 2023 and 2022, the Company’s financial assets and liabilities not measured at fair value included cash and cash equivalents, accounts receivable, other receivables included in prepaid expenses and other current assets, accounts payable, and short-term borrowings, of which the carrying value approximate fair value because of the short-term nature of these instruments. The carrying value of long-term borrowings approximates the fair value. In calculating the fair value of long-term borrowings, interest rate assumptions reflect current credit worthiness and market conditions available for borrowings with similar terms and remaining maturities. These financial instruments utilize Level 2 inputs.

4.	Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2023	2022
	US$	US$
Electronic equipment	342	315
Furniture and Fixtures	62	86
Leasehold Improvements	223	129

Total	627	530
Less: Accumulated depreciation	(421)	(239)

Total property and equipment, net	206	291

Depreciation expense amounted to $0.2 million and $0.1 million for the years ended December 31, 2023 and 2022, respectively.

5.	Accrued Expenses and other current liabilities

Accrued expenses consisted of the following (in thousands):

	As of December 31,
	2023	2022
	US$	US$
Accrued payroll	3,612	2,270
Tax payable	446	117
Other accrued expenses	923	330

Total accrued expenses and other current liabilities	4,981	2,717

6.	Collaboration and License Agreements

The Company enters into collaborative arrangements for the research and development, and commercialization of drug products and drug candidates. To date, these collaborative arrangements have included out-licenses of and options to out-license in-licensed compound to other parties, in-licenses of compound from other parties. These arrangements may include non-refundable upfront payments, contingent obligations for potential development, regulatory and commercial performance milestone payments, cost reimbursement arrangements and royalty payments.

In-Licensing Arrangements with Daiichi Sankyo Company Ltd. (“DS”)

The Company has in-licensed the rights to develop, manufacture and, if approved, commercialize multiple development stage drug candidates globally or in specific territories. These arrangements typically include non-refundable upfront payments, contingent obligations for potential development, regulatory and commercial performance milestone payments and royalty payments. All upfront and development milestones were expensed in research and development expense as incurred.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

6.	Collaboration and License Agreements - continued

In-Licensing Arrangements with Daiichi Sankyo Company Ltd. (“DS”) - continued

In December 2018, the Company entered into an agreement with DS that DS granted the Company the exclusive license to develop, manufacture and commercialize AB-106 (the “Licensed Compound”) and any pharmaceutical preparations containing the Licensed Compound as an active ingredient globally.

The Company paid a non-refundable upfront payment of $5 million and is obliged to pay payments upon achievement of development, regulatory and commercial milestones up to a total of $38 million. The Company is also obliged to pay royalties on net sales. The upfront payment was expensed in research and development expense in 2018 and the first and second development milestone of $3 million and $1 million were expensed in research and development expense during the years ended December 31, 2021 and 2023 respectively in accordance with the Company’s acquired IPR&D asset policy.

In September 2020, the Company entered into an agreement with DS that DS granted the Company the exclusive license to develop, manufacture and commercialize AB-218 and any pharmaceutical preparations containing AB-218 as an active ingredient globally other than Japan.

The Company is obliged to pay upfront payment of $7 million and payments upon achievement of development, regulatory and commercial milestones up to a total of $103 million. The Company is also obliged to pay royalties on net sales. The upfront payment was paid and expensed in research and development expense in 2020.

In September 2020, the Company entered into an agreement with DS that DS granted the Company the exclusive license to develop, manufacture and commercialize AB-329 and any pharmaceutical preparations containing AB-329 as an active ingredient globally.

The Company is obliged to pay upfront payment of $4 million and payments upon achievement of development, regulatory and commercial milestones up to a total of $160 million. The Company is also obliged to pay royalties on net sales. The upfront payment was paid and expensed in research and development expense in 2020.

Out-Licensing Arrangements

The Company’s revenue related to its out-licensing collaborative agreements consist of upfront license fees and research and development services revenue from its collaboration agreements with NewG Lab Co., Ltd. (“NewG Lab”), Innovent Biologics Co. Ltd. (“Innovent”) and Nippon Kayaku Co., Ltd. (“NK”) for AB-106.

The following table summarizes total revenue recognized for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
	US$	US$
Revenue
License revenue	34,773	556
Research and development service revenue	12,540	9,655

Total	47,313	10,211

The Company’s performance obligations are satisfied either over time or at a point in time. The disaggregated revenues by revenue streams and timing of transfer of services were as follows:

	Years Ended December 31,
	2023	2022
	US$	US$
License revenue
Point in time	34,773	556
Research and development service revenue
Over time	12,540	9,655

	47,313	10,211

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

6.	Collaboration and License Agreements - continued

Out-Licensing Arrangements - continued

Exclusive License Agreement with NewG Lab

In July 2020, the Company entered into an agreement with NewG Lab. under which the Company will grant a sub-licensable, royalty-bearing, exclusive right and license (the “Exclusive Sublicense”) to NewG Lab to develop and commercialize AB-106 in Korea (the “ NewG Lab Territory”), with NewG Lab responsible for funding ongoing clinical trials of AB-106, regulatory submissions after development and for commercialization upon regulatory approvals. The Company also granted NewG Lab the option to obtain the same aforementioned rights to AB-106 in Malaysia (the “NewG Lab Option”).

Under the agreement the Company received a non-refundable upfront cash payment of $0.8 million from NewG Lab during the year ended December 31, 2020. The Company is eligible to receive up to $6.2 million upon the achievement of development and regulatory milestones, development costs reimbursements and royalties on future sales of AB-106 in the licensed territory. The development cost reimbursements are determined based on current market costs equivalent to what the CRO would charge for similar scope of work.

The Company evaluated the exclusive sublicense under ASC 606 as all the material units of account within the agreement represented transactions with a customer. The Company identified the following material components under the agreement: (1) exclusive license for NewG Lab to develop and commercialize AB-106 in the NewG Lab Territory; and (2) provision of certain R&D services of AB-106 upon New Lab’s demand.

The Company determined that the license and the R&D services are distinct from each other and represent a single performance obligation respectively at the outset of the agreement. The Company concluded that, at the inception of the agreement, the NewG Lab Option did not constitute a material right as it does not represent a discount to the fair value of the exclusive license that NewG Lab would not have received without entering into the agreement and is therefore not considered a distinct performance obligation.

The Company determined that the transaction price as of the outset of the arrangement was the upfront payment of $0.8 million. The potential milestone payments and development cost reimbursements that the Company is eligible to receive were excluded from the transaction price, as all milestone amounts were fully constrained due to uncertainty of achievement and the development cost reimbursements related to the R&D services are not yet certain before request.

The transaction price was allocated to the performance obligation of the license. The standalone selling price of the license performance obligation was determined using the adjusted market assessment approach based on the probability-weighted present value of forecasted cash flows associated with AB-106 in the NewG Lab Territory.

The Company satisfied the license performance obligation at a point in time when the license was delivered and the transfer of know-how completed which occurred during the year ended December 31, 2020. As such, the Company recognized the entire amount of the transaction price allocated to the license as license fee revenue of $0.8 million during the year ended December 31, 2020. One of the development milestones was achieved and the Company recognized the full milestone payment of $1.2 million allocated to the license as license fee revenue during the year ended December 31, 2021, which were received in 2022. There was no milestone payment reached or received during the year ended December 31, 2023. The revenue related to the R&D services will be recognized over the period as such service occurs. The Company recognized R&D service revenue of $2.2 million and $1.1 million during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, accounts receivable Lab was $3.5 million and $1.7 million, respectively.

Collaboration and License Agreement with Innovent

In May 2021, the Company entered into an agreement with Innovent, granting Innovent a sub-licensable, royalty-bearing, exclusive right and license to commercialize AB-106 in the People’s Republic of China and Taiwan (the “Innovent Territory”). The Company is responsible for funding ongoing clinical trials of AB-106, regulatory submissions after development with Innovent responsible for commercialization upon regulatory approvals. The Company also granted Innovent the option to obtain a license to commercialize AB-329 once the Company provides proof of concept behind the compound in a region in the Innovent Territory (the “Innovent Option”).

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

6.	Collaboration and License Agreements - continued

Out-Licensing Arrangements - continued

Collaboration and License Agreement with Innovent - continued

Under the agreement the Company received a non-refundable upfront cash payment of $20 million and research and development reimbursements of $22 million from Innovent. The Company is eligible to receive up to up to $42 million upon the achievement of development and regulatory milestones, up to $105 million in sales-based milestones for products if aggregate net sales of such products meet certain thresholds and royalties from net sales of all products.

The Company evaluated the exclusive sublicense under ASC 606 as all the material units of account within the agreement represented transactions with a customer. The Company identified the following material components under the agreement: (1) exclusive license for Innovent to commercialize AB-106 in the Innovent Territory; and (2) conducting and completing ongoing trials of AB-106 (R&D services).

The Company determined that the license represents a single performance obligation. The R&D services represent a material promise and were determined to be a separate performance obligation at the outset of the agreement as the promise is distinct and has standalone value to Innovent. The Company concluded that, at the inception of the agreement, the Innovent Option did not constitute a material right as it does not represent a discount to the fair value of the exclusive license that Innovent would not have received without entering into the agreement and is therefore not considered a distinct performance obligation.

The Company determined that the transaction price as of the outset of the agreement was the upfront payment of $20 million and research and development reimbursements of $22 million. The Company received a non-refundable upfront cash payment of $20 million during the year ended December 31, 2021 and received $8.0 million, $2.0 million and $12 million research and development reimbursements during the years ended December 31, 2021, 2022 and 2023 respectively. The potential milestone payments that the Company is eligible to receive were excluded from the transaction price, as all milestone amounts were fully constrained due to uncertainty of achievement. The transaction price was allocated to the two identified performance obligations based on a relative fair value basis. The standalone selling price of the license performance obligation was determined using the adjusted market assessment approach based on the probability-weighted present value of forecasted cash flows associated with AB-106 in the Innovent Territory. The standalone selling price of the R&D services was valued using a cost plus margin valuation approach based on the present value of estimated AB-106 clinical trial costs plus a reasonable margin. Based on the relative standalone selling prices of the two performance obligations, $7.3 million of the total transaction price was allocated to the license and $34.7 million was allocated to the R&D services. The estimates of the standalone selling prices involved management’s key assumptions such as estimated clinical trial costs, mark-up rate, probability of technical and regulatory success, and discount rates. These significant assumptions are forward looking and could be affected by future economic, regulatory and market conditions.

The Company received $3 million and $5 million milestone payment upon achievement of the milestone according to the term of the agreements during the years ended December 31, 2022 and 2023, respectively. The uncertainty related to such variable considerations were resolved, and these amounts were then included in the transaction price and allocated to the two performance obligations based on the relative standalone selling prices.

The Company satisfied the license performance obligation at a point in time when the license was delivered and the transfer of know-how completed which occurred during the year ended December 31, 2021. As such, the Company recognized $7.3 million during the year ended December 31, 2021 and $0.6 million and $0.9 million upon the receipts of milestone payments during the years ended December 31, 2022 and 2023, respectively. The portion of the transaction price allocated to the R&D services was deferred and is being recognized as R&D services revenue are performed using an input method. Estimated costs to complete are reassessed on a periodic basis and any updates to the revenue earned are recognized on a prospective basis. The Company recognized R&D service revenue of $9.9 million and $8.5 million during the years ended December 31, 2023 and 2022, respectively.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

6.	Collaboration and License Agreements - continued

Out-Licensing Arrangements - continued

Collaboration and License Agreement with NK

In October 2023, the Company entered into an agreement with NK, granting NK a sub-licensable, royalty-bearing, exclusive right and license to commercialize AB-106 in Japan (the “NK Territory”). The Company is responsible for funding ongoing clinical trials of AB-106 in the NK Territory, with NK responsible for funding regulatory submissions in the NK Territory. The Company also granted NK a sub-licensable, royalty-bearing, exclusive right and license to research, develop and commercialize any new indications of AB-106 in the NK Territory (“NK New Indication Right”).

Under the agreement the Company received a non-refundable upfront cash payment of $40 million from NK. The Company is eligible to receive up to $25 million upon the achievement of development and regulatory milestones, up to $35 million in sales-based milestones for products if aggregate net sales of such products meet certain thresholds and royalties from net sales of all products.

The Company evaluated the exclusive sublicense under ASC 606 as all the material units of account within the agreement represented transactions with a customer. The Company identified the following material components under the agreement: (1) exclusive license for NK to commercialize AB-106 in the NK Territory; and (2) conducting and completing ongoing trials of AB-106 in the NK Territory (R&D services).

The Company determined that the license represents a single performance obligation. The R&D services represent a material promise and were determined to be a separate performance obligation at the outset of the agreement as the promise is distinct and has standalone value to NK. The Company concluded that, at the inception of the agreement, the NK New Indication Right did not constitute a material right.

The Company determined that the transaction price as of the outset of the agreement was the upfront payment of $40 million. The Company received a non-refundable upfront cash payment of $40 million during the year ended December 31, 2023. The potential milestone payments that the Company is eligible to receive were excluded from the transaction price, as all milestone amounts were fully constrained due to uncertainty of achievement. The transaction price was allocated to the two identified performance obligations based on a relative fair value basis. The standalone selling price of the license performance obligation was determined using the adjusted market assessment approach based on the probability-weighted present value of forecasted cash flows associated with AB-106 in the NK Territory. The standalone selling price of the R&D services was valued using a cost-plus margin valuation approach based on the present value of estimated AB-106 clinical trial costs plus a reasonable margin. Based on the relative standalone selling prices of the two performance obligations, $33.9 million of the total transaction price was allocated to the license and $6.1 million was allocated to the R&D services. The estimates of the standalone selling prices involved management’s key assumptions such as forecasted future revenues, estimated clinical trial costs, mark-up rate, probability of technical and regulatory success, and discount rates. These significant assumptions are forward looking and could be affected by future economic, regulatory and market conditions.

The Company satisfied the license performance obligation at a point in time when the license was delivered and the transfer of know-how completed which occurred during the year ended December 31, 2023. As such, the Company recognized the entire amount of the transaction price allocated to the license as license revenue of $33.9 million during the year ended December 31, 2023. The portion of the transaction price allocated to the R&D services was deferred and is being recognized as R&D services revenue are performed using an input method. Estimated costs to complete are reassessed on a periodic basis and any updates to the revenue earned are recognized on a prospective basis. The Company recognized R&D service revenue of $0.5 million for the year ended December 31, 2023.

Contract assets and contract liabilities

When the Company satisfies its performance obligations by providing services to a customer before the customer pays consideration and before payment is due, the Company recognizes its rights to consideration as a contract asset.

The Company didn’t recognize any contract assets as of December 31, 2023 and 2022.

When a customer pays consideration before the Company provide services, the Company records its obligation as a contract liability. The Company expects to recognize all of this balance as revenue over the future 4 years.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

6.	Collaboration and License Agreements - continued

Contract assets and contract liabilities - continued

The contract liabilities of the Company as of December 31, 2023 and 2022 are listed in the table below.

	As of December 31,
	2023	2022
	US$	US$
Research and development service revenue	22,908	11,148

The balance of contract liabilities as of December 31, 2023 represents the transaction price allocated to the remaining performance obligations. The contract liability of $11,748 is expected to be recognized within one year and the rest in the following three years.

The contract liabilities as of December 31, 2022 and 2021 were $11,148 and $16,114, in which $7,518 and $7,586 recognized as revenue during the years ended 2023 and 2022 respectively. $2,399 and $901 were recognized as revenue during the years ended 2023 and 2022 respectively for the performance obligation satisfied in prior periods.

The compensation paid to obtain the contracts were immaterial, therefore, the Company has not capitalized any costs to obtain for the years ended December 31, 2023 and 2022.

The costs incurred to fulfill customer contracts was capitalized and amortized to cost of revenue on a systemic basis that is consistent with the transfer to the customer of R&D services to which the asset relates. For the years ended December 31, 2023 and 2022, $9,851 and $9,022 costs incurred to fulfill customer contracts were capitalized and expensed in the same year. As such, there were no balances of the asset as of December 31, 2023 and 2022.

7.	Borrowings

From 2020 to 2023, the Company entered into loan agreements with Bank of Hangzhou to obtain short-term borrowings to supplement its working capital. As of December 31, 2023 and 2022, the outstanding balance net of repayments was $5.7 million and $4.2 million, respectively. For the years ended December 31, 2021, 2022 and 2023, the Company had drawn down $6.2 million, $4.9 million and $5.7 million and repaid $4.7 million, $3.8 million and $4.2 million, respectively. The fixed interest rate of these borrowings is 3.70% to 4.10% per annum.

In 2022, the Company entered into loan agreements with China Merchants Bank to obtained short-term borrowings to supplement its working capital. As of December 31, 2023 and 2022, the outstanding balance was nil and $2.9 million. For the year ended December 31, 2022, the Company had drawn down $3.0 million. For the year ended December 31, 2023, the Company had drawn down $2.8 million and repaid $5.7 million. The fixed interest rate of these borrowings is 3.98% per annum.

In 2023, the Company entered into loan agreements with China Zheshang Bank to obtain short-term borrowings to supplement its working capital. As of December 31, 2023, the outstanding balance was $1.4 million. For the year ended December 31, 2023, the Company had drawn down $1.4 million and repaid nil. The fixed interest rate of these borrowings is 4.5% per annum.

On April 21, 2021, the Company entered into a Loan and Security Agreement (“2021 SSVB Agreement”) with Shanghai Pudong Development Bank in Silicon Valley (“SSVB”) for up to $8.0 million or equivalent in optional currency RMB term loans (“SSVB Loan”). The SSVB Loan matures on April 21, 2024, at which time all outstanding balances are due. Draws on the line of credit are payable in equal instalments monthly over the shorter of 30 months or from the date the draw took place till the SSVB loan matures. Outstanding balances in CNY and USD will bear interest at a rate of 6.00% (6.50% before Series B financing) and 5.00% (5.50% before Series B financing), respectively. As of December 31, 2023 and 2022, the outstanding line of credit balance net of repayments was $0.4 million and $2.5 million, respectively. For the years ended December 31, 2021, 2022 and 2023, the Company had drawn down $2.7 million, $2.1 million and nil million and repaid $0.7 million, $1.7 million and $2.1 million, respectively. The weighted average interest rate of borrowings drawn under this agreement was 6% for the years ended December 31, 2023 and 2022.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

7.	Borrowings - continued

On April 4, 2023, the Company entered into a Loan and Security Agreement (“2023 SSVB Agreement”) with Shanghai Pudong Development Bank in Silicon Valley (“SSVB”) for up to 40.0 million RMB or equivalent in optional currency USD term loans (“SSVB Loan”). The SSVB Loan consists of a short-term working capital loan of 20 million RMB and a long-term loan of 20 million RMB, which matures on April 4, 2024 and April 4, 2025 respectively, at which time all outstanding balances are due. Draws on the line of credit for the short-term loans are payable on the maturity date of SSVB Loan. Draws on the line of credit for the long-term loans are payable in equal instalments monthly over the shorter of 24 months or from the date the draw took place till the SSVB loan matures. Outstanding balances will bear interest at a fixed rate of 4.25%. As of December 31, 2023, the outstanding line of credit balance net of repayments was $4.2 million. For the year ended December 31, 2023, the Company had drawn down $4.2 million and repaid nil. The weighted average interest rate of borrowings drawn under this agreement was 4.25% for the year ended December 31, 2023.

In connection with the 2021 SSVB Agreement, the Company issued to a related party of SSVB a warrant to purchase over a period of 5-years from the issuance date of the Warrant certain numbers of Series B Preferred Share at an exercise price of $3.5250 (“Exercise Price”). The numbers of Series B Preferred Share that the Warrant can be exercised for will be 10% of the total amount withdrawn under the Credit Agreement divided by the Exercise Price.

The Warrant is a freestanding financial instrument as it is legally detachable and separately exercisable from the SSVB Loan. Upon initial recognition, the management by assistance of third-party appraiser allocated the net cash proceeds received to the detachable Warrant first and then the residual to the SSVB Loan. The amount allocated to the Warrant was classified as warrant liabilities (as the underlying Series B Preferred Shares are contingently redeemable (puttable) outside of the Company’s control) and the same amount was presented as a discount of the SSVB Loan component.

In subsequent periods, the discount of SSVB Loan is accreted using the effective interest method. Consequently, the Company recorded expenses amounting to $46 and $147 related to amortization of discount of the SSVB loan under interest expenses line in the consolidated statement of operations and comprehensive loss for the years ended December 31, 2023 and 2022, respectively.

As of December 31, 2023, no warrants have been exercised and all 146,859 remain outstanding.

The following is a schedule of changes in the number of warrants issued and outstanding from December 31, 2021 to December 31, 2023:

SSVB Warrant
Outstanding as of December 31, 2021	91,755
Warrants issued	71,422
Warrants exercised	—
Outstanding as of December 31, 2022	163,177
Warrants issued	—
Warrants exercised	—
Warrants number adjustment	(16,318)

Outstanding as of December 31, 2023	146,859

8.	Convertible Redeemable Preferred shares

Series A, A+ and A-2 Preferred Equity Interest of AnHeart HZ

On March 19, 2019, third-party investors (“Series A CRPS Shareholders”) acquired RMB6 million registered capital with preferential rights with an aggregate cash consideration of $15 million.

From August 27 to September 22, 2020, third-party investors (“Series A+ CRPS Shareholders”) acquired RMB5.39 million registered capital with preferential rights with an aggregate cash consideration of $18.87 million.

On November 5, 2020, third-party investors (“Series A-2 CRPS Shareholders”) acquired RMB1.3 million registered capital with preferential rights with an aggregate cash consideration of $5 million.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

8.	Convertible Redeemable Preferred shares - continued

Reorganization

In 2021, as part of the reorganization, the Company issued the following CRPS to replace the preferred equity interests at the same proportion on an as-converted basis:

	Number of CRPS of Cayman Co upon the reorganization	Issue Price per share
Series A CRPS	12,000,000	$1.250
Series A+ CRPS	10,784,344	$1.750
Series A-2 CRPS	2,597,402	$1.925

Issuance of Series A-2 CRPS

In 2021, the Company issued 106,610 Series A-2 CRPS to a third party investor at a subscription price of USD1$1.925 per share with issuance cost of $0.07 million.

Issuance of Series B CRPS

From August 30, 2021 to September 22, 2021, the Company entered into Series B CRPS and Warrant Purchase Agreements (the “Series B Agreement”) for the issuance of 17,259,714 Series B CRPS. The Company completed its Series B closing through issuance of 15,047,294 Series B CRPS and 2,212,420 Series B CRPS, closing on September 24, 2021 and November 5, 2021, respectively. In total, 17,259,714 Series B CRPS were issued at a purchase price of $3.525 per share (the “Series B Share Price”), for cash proceeds of approximately $60.85 million, with issuance cost of $3.09 million.

In connection with the issuance of Series B CRPS, the Company and other Series A, A+ and A2 CRPS Shareholders agreed to modify certain terms related to shareholders’ rights, including the Series A, A+ and A2 CRPS Shareholders’ redemption price, the updated redemption events, redemption sequences and the definition of a Qualified IPO. The Company deemed the modification did not result in any accounting consequence as it was mainly a transfer of wealth amongst different classes of CRPS shareholders and the value transferred between CRPS shareholders and ordinary shareholders was not material. A Qualified IPO means the sale of Ordinary Shares to the public in a firm commitment underwritten public offering that results in aggregate gross proceeds to the Company of not less than least US$50,000,000 (or equivalent in foreign currency) and that results in an Equity Gain IRR of at least 8% for the Series B Preferred Shares. Equity Gain IRR is the annual rate, compounded annually, at which the net present value, on the date of calculation, of the value of the relevant series of Preferred Shares implied by the pre-money valuation of the Company, is equal to the net present value, as of the date of calculation, of the Original Issue Price of such series of Preferred Shares.

The Company has classified the CRPS as mezzanine equity as these CRPS are redeemable upon the occurrence of an event not solely within the control of the Company. The holders of the CRPS have a redemption right and liquidation preference and will not receive the same amount of consideration upon the occurrence of the conditional event as all classes of ordinary shareholders would. The Company recorded the initial carrying amount of the CRPS with its issuance price, which approximated the issuance date fair value, after the reduction of the issuance cost. The Company uses interest method to accrete the carrying value of the CRPS to their maximum redemption price as if redemption were to occur at the end of the reporting period. The change in redemption value is recorded as deemed dividend, and charged against retained earnings, or in the absence of retained earnings, against APIC. Once APIC has been exhausted, additional charges are recorded by increasing the accumulated deficit.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

8.	Convertible Redeemable Preferred shares - continued

The key terms of CRPS are summarized as follows:

Dividends

Preferred shares dividends will be paid in preference and in priority as followed: First, the holders of Series B CRPS shall be entitled to receive a non-cumulative cash dividend at the rate of 6% per annum of the respective Original Issue Price on each outstanding Series B CRPS, payable out of funds legally available therefor. Second, the holders of Series A-2 CRPS and Series A+ CRPS shall be entitled to receive, on a pari passu basis, non-cumulative cash dividends at the rate of 8% per annum of the respective Original Issue Price on each outstanding Series A-2 CRPS and Series A+ CRPS, payable out of funds legally available therefor. Third, the holders of Series A CRPS shall be entitled to receive a cash dividend at the rate of 8% per annum of the respective Original Issue Price on each outstanding Series A CRPS, payable out of funds legally available therefor. Any additional dividends declared shall be distributed amount all holders of Preferred Shares and Ordinary Shares in proportion to the number of Ordinary Shares that would be held by each such holder if all Preferred Shares were converted into Ordinary Shares. There have been no dividends declared by the Board through December 31, 2023. Original Issue Price of each series is the respective subscription price.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distributions to it shareholders, and in the event of a Deemed Liquidation Event, as defined below, the holder of the Preferred Shares then outstanding shall be entitled to be paid out of the consideration payable to shareholders or out of the available proceeds an amount per share equal to the applicable original issue price plus any dividends declared but unpaid thereon. If there are insufficient assets available, assets shall be distributed in the following order:

i.	First, to holders of Series B Preferred Shares until the full preferential amount that such shareholders are entitled to is paid;

ii.	Second, to holders of Series A+ and A-2 Preferred Shares until the full preferential amount that such shareholders are entitled to is paid;

iii.	Third, to holders of Series A Preferred Shares until the full preferential amount that such shareholders are entitled to is paid

A Deemed Liquidation Event shall include i) a merger or consolidation of the Cayman Co. or its subsidiary; ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company; and iii) a sale, transfer or other disposal of more than 50% of the issued and outstanding Shares of the Company (on an as-converted basis).

Conversion

Each Preferred Share shall be convertible, at the option of the holder, into a number of ordinary share as determined by dividing the respective Original Issue Price by the Conversion Price, subject to customary adjustments for share splits and other like adjustments. The Conversion Price for each series of Preferred Share shall be initially equal to the respective Original Issue Price for such series of Preferred Share. This results in a 1:1 conversion, if no adjustment applies.

Voting Rights

The Preferred shares vote together with the ordinary share on an as-converted basis, and not as a separate class, except for matters as defined by the Certificate of Incorporation which require the written consent or affirmative votes of the holders of more than two thirds of the outstanding shares of the Preferred shares and at least two third of Series B Preferred shares. For any transactions that affect the priority of the Series A, A+ and A-2 or Series B Preferred shares, a majority of Series A, A+ and A-2 or Series B Preferred shares is required, respectively.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

8.	Convertible Redeemable Preferred shares - continued

Redemption

The holders of CRPS shall have the right to redeem if a Qualified-IPO has not been consummated by September 24, 2026. Unless prohibited by the Companies Act provisions governing distributions to shareholders, Preferred Shares shall be redeemed by the Company at a price per share (whether such share is a Series A Preferred Share, Series A+ Preferred Share, Series A-2 Preferred Share) equal to the greater of (A) the issue price plus a compound interest rate of 8% per annum for each year such redeemable equity was outstanding, calculated from the date of issuance through the date of redemption thereof (and calculated on a pro rata basis in case of a partial year plus all declared but unpaid dividends and (B) the fair market value of a Series B CRPS(the “Redemption Price”).

The redemption right is exercised in the same sequence.

The Series A, A+, A-2, and B Preferred shares consisted of the following as of both December 31, 2023 and 2022:

Series	Number of shares	Original Issue Price per Share	December 31, 2022 Carrying Amount	Change in redemption value	December 31, 2023 Carrying Amount	Liquidation Preference
		US$	US$	US$	US$	US$
Series A	12,000,000	1.250	56,706	4,536	61,242	15,000
Series A+	10,784,344	1.750	45,475	3,638	49,113	18,873
Series A-2	2,704,012	1.925	11,242	899	12,141	5,205
Series B	17,259,714	3.525	67,025	5,362	72,387	60,850

Total	42,748,070		180,448	14,435	194,883	99,928

Series	Number of shares	Price per Share	December 31, 2021 Carrying Amount	Change in redemption value	December 31, 2022 Carrying Amount	Liquidation Preference
		US$	US$	US$	US$	US$
Series A	12,000,000	1.250	52,505	4,201	56,706	15,000
Series A+	10,784,344	1.750	42,106	3,369	45,475	18,873
Series A-2	2,704,012	1.925	10,409	833	11,242	5,205
Series B	17,259,714	3.525	62,060	4,965	67,025	60,850

Total	42,748,070		167,080	13,368	180,448	99,928

The redemption value of the redeemable shares as of September 24, 2026, which is the earliest redemption date of those redeemable shares, are listed as below, assuming the fair market value of a Series B Preferred Share is lower than the price per share calculated by reference to Series B Preferred Shares that results in an Equity Gain IRR of at least 8%:

Redemption Value at September 24, 2026
US$
Series A CRPS	75,585
Series A+ CRPS	60,616
Series A-2 CRPS	14,985
Series B CRPS	89,341

240,527

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

9.	Share-Based Compensation

2021 Equity Incentive Plan

In December 2021, the Company adopted, and the board of directors (the “Board” or “BOD”) and shareholders approved the Plan or the issuance of stock options, restricted stock, and restricted stock units. The purposes of the Plan are to attract, incentivize and retain Employees, Outside Directors and Consultants through the grant of Awards.

The Plan is administered by the Board, or, at its discretion, a committee of no less than two board members, (the “Committee”) and each option grant must be confirmed by an agreement referred to as the Award Agreement. The exercise prices, vesting and other restrictions are determined by the Board. The Plan authorizes up to 4,985,320 ordinary shares of the Company for the grant of Awards under the Plan. In 2022, the Company increased the Plan authorization by 1,599,120, for a total of 6,584,440 shares authorized as of December 31, 2022. In 2023, the Company increased the Plan authorization by 2,500,000, for a total of 9,084,440 shares authorized as of December 31, 2023.

For the share options granted for the asset acquisition, the option will become vested and exercisable over three years, with 25% of the option vesting on the grant date and the rest vesting on a monthly basis thereafter in three years. Except that, the vesting is based on four years’ service condition, in which 25% of these options will become vested on the first anniversary and 6.25% of these options will become vested on a quarterly basis thereafter. For all the share options granted, the expiration period is 8 years.

Stock Options

For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using the Black-Scholes option-pricing model. This model incorporates various assumptions, including the expected volatility, expected term, and interest rates.

The following table summarizes stock option activity for the year ended December 31, 2023.

	Number of options	Weighted average exercise price	Weighted average remaining contractual life	Weighted average grant date fair value	Aggregate intrinsic value
		US$		US$	US$
Balances at December 31, 2022	3,992,990	1.94	6.41	0.58	714
Options granted	4,157,980	1.19	7.48	1.39
Options exercised	—	—	—	—
Options forfeited	(176,000)	0.98	5.65	0.90

Balances at December 31, 2023	7,974,970	1.57	6.15	1.00	4,136
Outstanding at December 31, 2023	7,974,970	1.57	6.15	1.00	4,136
Vested and expected to vest	7,794,596	1.57	6.15	1.00	4,017

Exercisable at December 31, 2023	3,465,630	1.74	5.47	0.75	1,157

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s ordinary share for those stock options that had exercise prices lower than the fair value of the ordinary share as of the end of the period. There were no stock options exercised during the years ended December 31, 2023 and 2022.

The weighted-average assumptions used to estimate the fair value of stock options granted were as follows:

For the Year Ended December 31, 2023
Weighted average risk-free interest rate	4.18%
Expected term to maturity	4.94 years
Expected volatility	63.40%
Expected dividend yield	0.00%
Fair value of underlying ordinary shares	$1.97 and 2.20
Fair value of share option	$1.32 and 1.59

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

9.	Share-Based Compensation - continued

Stock Options – continued

The weighted-average assumptions used to estimate the fair value of stock options granted were as follows: - continued

For the Year Ended December 31, 2022
Weighted average risk-free interest rate	2.48%
Expected term to maturity	4.89 years
Expected volatility	61.86%
Expected dividend yield	0.00%
Fair value of underlying ordinary shares	$1.18
Fair value of share option	$0.31-1.08

The total fair value of options vested during the years ended December 31, 2023 and 2022 was $1.52 million and $1.2 million respectively.

Share-Based Compensation Expense

Total stock-based compensation expense recorded as research and development and general and administrative expenses, respectively, for employees, directors and non-employees is as follows (in thousands):

For the Year Ended December 31, 2023
US$
Research and development	1,406
General and administrative	510

Total share-based compensation expense	1,916

As of December 31, 2023, the total unrecognized share-based compensation expense related to outstanding awards was approximately $4.8 million and is expected to be recognized over a weighted-average period of 1.99 years.

10.	Income Taxes

Cayman Islands

The Cayman Co is a company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, AnBio Therapeutics (HK) Ltd., a subsidiary of the Group located in Hong Kong, is subject to a two-tiered profits tax rate regime which is applicable to any year of assessment commencing on or after April 1, 2018. The profits tax rate for the first HK$2 million of profits of corporations will be lowered to 8.25%, while profits above that amount will continue to be subject to the tax rate of 16.5%.

United States

The applicable income tax rate of United States where the Company’s subsidiaries having significant operations for the years ended December 31, 2023 and 2022 is 21%, which is a federal corporate income tax rate. State income tax rates vary depending on each state’s tax laws.

AnHeart US was incorporated in Delaware, U.S., and conducts business primarily in New York State and New York City. It is subject to U.S. federal corporate income tax at a rate of 21% for the years ended December 31, 2023 and 2022. The blended state rate, net of Federal benefit for the years ended December 31, 2023 and 2022 is 11.30% and 11.19%, respectively.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

10.	Income Taxes - continued

People’s Republic of China

Under the Law of the People’s Republic of China on Enterprise Income Tax (“EIT Law”), domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%.

According to a policy promulgated by the PRC State Tax Bureau, effective from 2018 onwards, enterprises engaged in research and development activities are entitled to claim 175% or 200% of the research and development expenses incurred in a year as tax deductible expenses in determining their tax assessable profits for that year (“Super Deduction”).

The current and deferred portion of income tax expenses included in the consolidated statements of operations and comprehensive loss are as follows:

	For the Years Ended December 31,
	2023	2022
	US$	US$
Current tax expense	325	10

Net Loss before income tax by tax jurisdiction:

	For the Years Ended December 31,
	2023	2022
	US$	US$
Cayman	(919)	(623)
United States	(1,280)	(17,227)
Mainland China	(14,133)	(23,598)
Hong Kong	—	(141)

Loss before provision for income taxes	(16,332)	(41,589)

A reconciliation of the Cayman statutory income tax rate to the Company’s effective income tax rate is as follows:

	For the Years Ended December 31,
	2023	2022
Statutory income tax rate	0.0%	0.0%
Foreign rate differential	23.1%	23.0%
R&D deduction	30.8%	8.4%
Tax credits	13.4%	2.7%
Nondeductible expenses	-2.9%	-1.2%
Return to provision	0.3%	—
Valuation allowance	-66.7%	-32.9%

Effective income tax rate	-2.0%	0.0%

Deferred tax assets and deferred tax liabilities:

	For the Years Ended December 31,
	2023	2022
	US$	US$
Net operating loss carryforwards	26,200	27,204
Section 174 capitalized costs	12,232	4,052
Amortization and Depreciation	8	7
Accruals and reserves	368	446
Share-based compensation	39	12
Tax credits	3,213	1,253
Net deferred tax assets before valuation allowance	42,060	32,974
Valuation allowance	(42,060)	(32,974)

Net deferred tax liabilities after valuation allowance	—	—

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

10.	Income Taxes - continued

As of December 31, 2023, the Company had US Federal net operating loss carryforwards (“NOL”) of $15.8 million that have an unlimited carryforward period. As of December 31, 2023, the Company had US state NOL carryforwards of $22.8 million that expire at various dates between 2041 and 2042.

As of December 31, 2023, the Company had $127.7 million total foreign net operating loss carryforwards primarily driven by $127.7 million in the People’s Republic of China that expire at various dates between 2024 and 2028.

As of December 31, 2023, the Company had US Federal research and development (“R&D”) tax credits of $2.7 million that expire at various dates between 2042 and 2043. As of December 31, 2023, the Company had US State R&D tax credits of $0.6 million in various states that expire at various years depending on the state tax laws.

The future realization of the tax benefits of existing temporary differences and NOL carryforwards may be limited since it ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2023 and 2022, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company determined that it was not possible to reasonably quantify future taxable income and determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2023 and 2022.

Movement of valuation allowance is as follows:

	For the Years Ended December 31,
	2023	2022
	US$	US$
Balance at beginning of the year	32,974	19,731
Additions	16,931	13,243
Reversal	(7,845)	—

Balance at the end of the year	42,060	32,974

The Company’s ability to realize its net operating loss carryforwards and other tax attributes may also be limited in certain jurisdictions, including under US IRC Section 382, which governs changes in corporate ownership rules. These rules have implications regarding the utilization of net operating loss carryforwards or other tax attributes to offset its future taxable income.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company records liabilities for uncertain tax positions in accordance with ASC 740 and subsequently adjusts these liabilities when judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate to record the unrecognized tax benefits. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2023 and 2022 The Company has not recorded any uncertain tax positions in its financial statements.

As a matter of policy, the Company recognizes any interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2023 and 2022, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and local, and foreign jurisdictions, where applicable. There are currently no pending tax examinations. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

11.	Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, CROs, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

Legal Proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2023 and 2022 and, to the best of its knowledge, no material legal proceedings are currently pending or threatened.

12.	Leases

Operating lease arrangements primarily consist of office leases expiring at various years through 2025. The leases have original lease terms of one to five years. Since the implicit rate of such leases is unknown and the Company is not reasonably certain to renew its leases, the Company has elected to apply a collateralized incremental borrowing rate to facility leases on the original lease term in calculating the present value of future lease payments. As of December 31, 2023, the weighted average discount rate for operating leases was 7.66% and the weighted average remaining lease term for operating leases was 0.9 years, respectively.

The components of lease expense were as follows:

	For the Years Ended December 31,
	2023	2022
	US$	US$
Operating lease costs	670	569
Short term lease cost	31	18

Total lease cost	701	587

	For the Years Ended December 31,
	2023	2022
Weighted-average remaining lease term
Operating leases	0.9 years	1.5 years
Weighted-average discount rate
Operating leases	7.7%	7.6%

ANHEART THERAPEUTICS LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. Dollar (“US$”), except share and per share data)

12.	Leases - continued

A maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of December 31, 2023, reflective of the Company’s election to account for lease and non-lease components together, is as follows (in thousands):

Year Ending December 31,	Operating
US$
2024	433
2025	36
2026	—
2027	—
2028	—
Thereafter	—

Total future minimum lease payments	469
Less: imputed interest	(14)
Present value of operating lease liability	455

Less: current portion of lease liability	420
Non-current portion of lease liability	35

13.	Employee Benefits

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Company has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately $1,169 and $905 for the years ended December 31, 2023 and 2022 respectively.

14.	Related Party

There were no material transactions with related parties.

15.	Subsequent Events

The Company has evaluated subsequent events through March 28, 2023, which is the date when the consolidated financial statements were available to be issued.

On March 25, 2024, Nuvation Bio Inc. (NYSE: NUVB, “Nuvation Bio”) and the Company announced that the companies have entered into a definitive agreement for Nuvation Bio to acquire the Company in an all-stock transaction (the “Acquisition”). Immediately following the closing of the Acquisition, the former shareholders of the Company will own approximately 33% and the current stockholders of Nuvation Bio will own approximately 67% of Nuvation Bio on a fully diluted basis. The Acquisition has been approved by the board of directors of each company and is subject to approval by the Company’s shareholders and other customary closing conditions. The Acquisition is expected to close in the second quarter of 2024.